UNITED STATES
SEC URITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO FORM 10-SB

ON FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS UNDER

Section 12(b) or (g) of the   Securities Exchange Act of 1934

Barclay Road, Inc . BCLR
(Name of Small Business Issuer in its charter)

Wyoming	20-5571215
(State or other jurisdiction of incorporation)	(I.R.S. Employer ID No.)

2348 CHEMIN LUCERNE, Suite 253
Mont Royal, Quebec CA H3R2J8
(Address of principal executive offices)

514-807-5245
(Issuer's telephone number)

Securities to be registered under Section 12(b) of the Act:
None

Securities to be registered under Section 12(g) of the Act:
Common Stock, no par value

PART I

Item 1. DESCRIPTION OF BUSINESS

History

Barclay Road, Inc., ("we," "us," "our," "BARCLAY ROAD," "BCLR," the "Company"), was incorporated under the laws of the State of Wyoming on September 18, 2006.

The company was made up of a merger between publishing company Lifetime Books (a Florida corporation) and Barclay Road, Inc with Barclay Road, Inc. as the surviving corporation.

On November 2, 2006, Lifetime Books, Inc. filed a merger statement with the State of Wyoming, which duly accepted the merger. The merger included all assets of Lifetime Books, Inc.

Business Overview

Barclay Road, Inc. originally was engaged in publishing and selling books, newsletters and magazines. All published products will bore the name and logo of our imprint, Lifetime Books.

Barclay Road, Inc. has stopped publishing and selling books, newsletters and magazines and has begun to concentrate on the technology of wireless electricity transmission.

MAIN OBJECTIVES

The main objective is to create and perfect wireless electricity transmissions.

The Employees

The Company currently has no full-time employees and no part-time employees, and it is not expected that there will be any significant changes in the number of employees during the n ext 12 months, or at least until the company raises sufficient funds to hire and equip staff. Currently, the CEO, Herbert Becker, is the sole person overseeing the company at this time.

The Products

We are considered technology start up.

Production Facilities and Equipment

The Company does not own any property in the USA or in other countries. A friend of the company at no cost has given us office space until we are able to raise capital at which time we will secure appropriate office space. All production will be done through contract printing, binding and production.

Distribution Channels

No distribution channels have been sought at this time.

Competition

No competition has been found at this time.

Intellectual Property

There is no IP at this time.

Research and Development

We are going to start R&D in around 2009.

Business Development and Acquisition

Government Regulation

There are no regulations as far as we know at this time.

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements in this prospectus, which are not statements of historical fact, are what are known as "forward-looking statements," which are statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as "plans," "intends," "hopes," "seeks," "anticipates," "expects," and the like, often identify such forward-looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward-looking statements include statements concerning our plans and objectives with respect to our present and future operations, and statements, which express or imply that such present and future operations will or may produce revenues, income or profits. In evaluating these forward-looking statements, you should consider various factors including those described in this prospectus under the heading "Risk Factors" beginning on page 5. These and other factors may cause our actual results to differ materially from any forward- looking statement. We caution you not to place undue reliance on these forward-looking statements. Although we base these forward-looking statements on our expectations, assumptions, and projections about future events, actual events and results may differ materially, and our expectations, assumptions, and projections may prove to be inaccurate. T h e forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:
Cash and Cash Equivalents. For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks.

Trade Accounts Receivable. Trade accounts include an adjustment for those accounts that are uncollectible. An account is considered uncollectible when the payment of the account becomes questionable.

Revenue Recognition. In general, our Company recognizes revenue when persuasive evidence of an arrangement exists; delivery has occurred according to the sale terms, the seller's price to the buyer is fixed or determinable; and collectability is reasonably assured.

Foreign Currency and Comprehensive Income. The financial statements are presented in United States (US) dollars.

Estimates. Actual results could differ from the estimates made in the financial statements.

Results of Operations

The company currently is not generating income or expenses.

Plan of Operation

The Company's plan of operations for the twelve months following the date of this report is to seek to investment for R&D activities.

The Company does not anticipate any other significant financial commitments and/or financial changes in the next 12 months.

Liquidity and Capital Resources

As of December 31, 2006, the company has an asset balance of $6,018. The Company is expected to generate continuous profits and has no bank borrowing outstanding. Due to the nature of the Company's business, it does not require substantial amounts of plant and equipment. As a result, it has no plans to acquire or to sell any substantial amount of assets in the next 12 months.

The Company's current cash on hand is sufficient to maintain operations at their current levels.

Inflation

The Company's results of operations have not been affected by inflation and management does not expect that inflation risk would cause material impact on its operations in the future.

Currency Fluctuations

Currency fluctuation is not a concern.

Risk Factors

Dependence on Demand for Advertising

This is not an issue at this time.

Competition

We have not seen any competition to this point.

Effect of Increases in Paper and Postage Costs

This is not an issue at this time.

New Product Risks

There are no new products set to me launched in 2008 or 2009 planned.

The Company is Dependent on Key Personnel

There are no key personnel at this time except for that of the only officer.

Item 3. DESCRIPTION OF PROPERTY

The Company does not own any real property.

Item 4. SECURITY OWNERSHIP OF CERTAIN BE NEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this registration statement, the stock ownership of each executive officer and director of the Company, of all executive officers and directors of the Company, as a group, and of each person known by the Company to be a beneficial owner of 5% or more of its Common Stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power as to such shares. No person listed below has any options, warrants or other rights to acquire additional securities of the Company except as may be otherwise noted.

Name and Address	Number of Shares Beneficially Owned	Percent of Class	As of March 18th, 2008	Percent of Class

Herbert L. Becker	200,000,000	47.23%	100,000	47.23%
2348 Chemin Lucerne, Suite 253
Town of Mon Royal, Quebec Canada

All officers and directors as a group (1 number)	200,000,000	47.23%	100,000	47.23%

Item 5. DIRE CTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving the Company are as follows:

Herbert L. Becker is the only officer and director at this time.

Name	Ag e	Position
Herbert L. Becker	51	President, Chief Executive Officer and Director

Biographical Information

Herbert Lawrence Becker, Director, President and Treasurer
Address: 2348 Chemin Lucerne, Suite 253 Mont Royal, Quebec,   CA

Employment History

2005-2006 - Magicweb, Inc.
Responsibilities - President and Treasurer

2004-2005 - HEE Corporation - CEO and Chairman of the Board
Responsibilities - Executive management

2 003-2004 - La Curacao - Director
Responsibilities - Executive management/merchandising

2002 -2003 - Global Services - CF O/COO
Responsibilities - Executive management - finance and investment

Item 6. EXECUTIVE COMPENSATION

No officers or directors of the Company received cash compensation for service s to the Company from the date of inception through December 31, 2006. Although there is no current compensation plan, it is possible that, as the Company’s business develops, it will adopt a plan to pay its directors and/or officers' compensation for services rendered to implement its business plan. The Company's directors and officers are not currently subject to any service or employment contract with the Company. The Company has no stock option plan, retirement scheme, incentive programs, pension or pro f it sharing programs for the benefit of our director and officers; however, the board of directors may adopt one or more o f these programs in the future.

Item 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

Item 8. DESCRIPTION OF SECURITIES

The authorized capital stock of the Company is unlimited at no par value. As of November 22, 2006 422,500,000 common shares were issued and outstanding. No other class of securities is authorized, issued or outstanding. A reverse split on or about March 18th, 2008 reduced the number of issued and outstanding shares to 234,048.

PART II

Item 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is quoted on the pink sheets under the symbol BCLR. Trading in our common stock has been limited and sporadic.

Dividends

We presently intend to retain future earnings, if any, to provide funds for use in the operation and expansion of our business. Accordingly, we have not declared or paid any dividends to our common shareholders and do not presently intend to do so. Any future decision whether to pay dividends   will depend on our financial condition and any other factors that our Board of Directors deem relevant.

Item 2. LEGAL PROCEEDINGS

The Company is not a party to any pending legal proceedings, and no such proceedings are known to be contemplated.

Item 3 . CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On October 31, 2006, we retained Charles G. Neuhaus, CA as our initial independent auditors.

Item 4. RECENT SALES OF UNREGISTERED SECURITIES

None.

Item 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors fully permitted by law. In addition, our bylaws provide that the Company shall indemnify and advance or reimburse reasonable expenses incurred by, directors, officers, employees, or agents of the Company, fully that a Company may grant indemnification to a director under Wyoming Corporate Law, and may indemnify such person s to such further extent as permitted by law.

PART F/S

The following financial statements are included herewith: Audited

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Wiener, Goodman & Company, P.C.
Certified Public Accountants & Consultants

Memberships
SEC Practice Section of AICPA
PCPS of AICPA
American Institute of CPA
New Jersey Society of CPA

Board of Directors, Barclay Road, Inc.
Ville Mont-Royal, QC Canada

We have audited the accompanying balance sheet of Barclay Road, Inc. (a development stage company) at December 31, 2006 and the related statement of operations, stockholders' deficiency and cash flows for the period October 20, 2006 (date of formation) through December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barclay Road, Inc. at December 31, 2006 and the results of operations, and cash flows for the period October 20, 2006 (date of formation) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activity which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

[Missing Graphic Reference]
Weiner, Goodman & Company, P.C.

Eatontown, NJ 07724
March 6, 2007

Ten Industrial Way East, Suite 2, Eatontown, NJ 07724
(732) 544-8111 Fax (732) 544-8788
E-mail: tax@wgpc.net

BARCLAY ROAD, INC.
(A Development Stage Company)
BALANCE SHEET

December 31, 2006

ASSETS

Current Assets
Cash	$4,598

Property and equipment - net	1,420

TOTAL ASSETS	$6,018

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Loan from stockholder	$30,193
Accrued expenses	5,251
Total Current Liabilities	35,444

Commitments and Contingencies

Stockholders' Deficiency
Preferred stock, no par value authorized - unlimited - none outstanding	-
Common stock no par value - authorized unlimited - 422,450,000 outstanding	-
Paid in capital	231,195
Deficit accumulated during development stage	(260,621)
Total Stockholders' Deficiency	(29,426)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$6,018

See notes to financial statements.

BARCLAY ROAD, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

October 20, 2006
(Date of formation)
through
December 31, 2006

Revenues	$-

Cost and expenses:
General and administrative expenses	29,174
Impairment loss	231,195
(260,369)

Loss from operations	(260,369)
Interest expense	(252)

Loss before provision for income taxes	(260,621)

Provision for income taxes	-

Net loss	$(260,621)

Loss per share - basic and diluted	$-

Weighted average number of common shares outstanding - basic and diluted	422,450,000

See notes to financial statements.

BARCLAY ROAD, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

		Common Stock		Preferred Stock
	Total	Number of Shares	Amount	Number of Shares	Amount	Additional Paid in Capital	Cumulative Other Comprehensive Loss	Deficit Accumulated During Development Stage

Beginning balance, October 20, 2006	$231,195	422,450,000	$--	--	$--	$231,195	$--	$--

Net (loss)	(260,621)		--	--	--		--	(260,621)

Balance at December 31, 2006	$(29,426)	422,450,000	$--	--	$--	$231,195	$--	$(260,621)

See notes to financial statements.

BARCLAY ROAD, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

October 20, 2006
(Date of formation)
through
December 31, 2006

Cash flows from operating activities:
Net loss	$(260,621)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	284
Impairment loss	231,195
Changes in operating assets and liabilities:	-
Increase in accrued expenses and accounts payable	5,251
Net Cash Used in Operating Activities	(23,891)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,704)

Cash flows from financing activities:
Loan from stockholder	30,193

Net Increase in cash	4,598

Cash - beginning of period	-

Cash - end of period	$4,598

Supplementary Information
Cash paid during the year for:
Interest	$-
Income taxes	$-

See notes to financial statements.

BARCLAY ROAD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

1.     DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Barclay Road, Inc. (“Barclay Road” or the “Company”) was incorporated on October 20, 2006 pursuant to the laws of Wyoming.

The Company is considered a development stage enterprise as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting for Development Stage Companies, issued by the Financial Accounting Standards Board (the “FASB”). Planned principal activities have not yet produced significant revenues, as the Company has been engaged primarily in software development. The ability of the Company to emerge from the development stage with respect to its planned principal business activity is dependent upon its successful efforts to raise additional equity financing and to develop and market its product.

Basis of Presentation

On November 2, 2006, the Company entered into a plan of merger with Lifetime Books, Inc. (“Lifetime Books”). In connection with the plan of merger, the Company acquired the assets and assumed the liabilities of Lifetime Books. For accounting purposes, the plan of merger has been treated as a recapitalization of Lifetime Books (subsidiary) as the acquirer. The financial statements prior to November 2, 2006 are those of Lifetime Books.

As provided for in the plan of merger, the stockholders at Lifetime Books received 422,450,000 of Barclay Road common stock, representing 100% of the outstanding stock after the merger, in exchange for the outstanding common shares of Lifetime Books common stock, which was accounted for as a reverse acquisition. The financial statements reflect the retroactive restatement of Lifetime Books’ historical stockholders’ equity to reflect the equivalent number of shares of common stock issued in the plan of merger.

The merger of Lifetime Books was reported as a purchase with no goodwill, with book values considered fair value.

Going Concern

The Company’s financial statements for the period October 20, 2006 (Date of Formation) through December 31, 2006, have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. Management recognizes that the Company has continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and revenue to cover expenses as the Company continues to incur losses.

The Company’s business is subject to most of the risks inherent in the establishment of a new business enterprise. The likelihood of success of the Company must be considered in light of the expenses, difficulties, delays and unanticipated challenges encountered in connection with the formation of a new business, raising operating and development capital, and the marketing of a new product. There is no assurance the Company will ultimately achieve a profitable level of operations.

The Company presently does not have sufficient liquid assets to finance its anticipated funding needs and obligations. The Company has continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and achieve a level of sales adequate to support its cost structure. Management is actively seeking additional capital to ensure the continuation of its activities. However, there is no assurance that additional capital will be obtained or that the Company will be profitable. These uncertainties raise substantial doubt about the ability of the Company to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern.

Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accrued expenses.

The Company's cash and cash equivalents are concentrated primarily in one bank in the United States. At times, such deposits could be in excess of insured limits. Management believes that the financial institution that holds the Company financial instrument is financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments.

BARCLAY ROAD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006
(continued)

Earnings (Loss) Per Share

Basic earnings (loss) per common share is computed by dividing net income by the weighted average number of common shares outstanding during the specified period. Diluted earnings (loss) per common share is computed by dividing net income by the weighed average number of common shares and potential common shares during the specified period. All potentially dilutive securities have been excluded from the computation, as their effect is antidilutive.

Evaluation of Long-Lived Assets

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying indicate the carrying value may not be recoverable in accordance with guidance in SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” If the carrying value of the long-lived asset exceeds the estimated future undiscounted cash flows to be generated by such asset, the asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.

Depreciation

Property and equipment are stated at cost. Depreciation is provided for by the straight-line method over the estimated useful lives of the related assets.

Income Taxes

Since the Company is in its development stage and has no income, no income tax benefit has been reflected on the financial statements.

The Company accounts for income taxes using an asset and liability approach under which deferred income taxes are recognized by applying enacted tax rates applicable to future years to the differences between the financial statement carrying amounts and the tax bases of reported assets and liabilities.

The principal items giving rise to deferred taxes are certain expenses which have been deducted for financial reporting purposes which are not currently deductible for income tax purposes and future benefit of certain net operating loss carry forward. In recognition of the uncertainty regarding the ultimate amount of tax benefits to be deferred from the Company’s net operating loss carry forward, the Company has recorded a valuation allowance for the entire amount of the deferred assets.

Fair Value of Financial Instruments

For financial instruments including cash, accrued expenses and stockholder loans, it was assumed that the carrying amount approximated fair value because of the short maturities of such instruments.

New Financial Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which enhances existing guidance for measuring assets and liabilities using fair value. This Standard provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not believe that SFAS No. 157 will have a material impact on its financial statements.

In July 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes" ("FIN 48"). The interpretation requires a two step approach for recognizing and measuring tax benefits based on a recognition threshold of “more likely than not”. The FASB also requires explicit disclosures about uncertainties in tax positions including a detailed roll forward of tax benefits that do not qualify for financial statement recognition. The adoption of FIN 48 is effective for fiscal years beginning after December 15, 2006. While the Company’s analysis of the impact of this Interpretation is not yet complete, the Company does not anticipate it will have a material impact on the financial statements.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”) The Fair Value Option for Financial Assets and Financial Liabilities, providing companies with an option to report selected financial assets and liabilities at fair value. The Standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of this Statement on its financial statements.

BARCLAY ROAD, INC.
(A DEVELOPMENT STAGE COMPANY )
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006
(continued)

2.     OTHER ASSETS

On December 7, 1988, a judgment for $231,195 U.S. was issued to the benefit of Herbert L. Becker (a director and shareholder of the Company) against Lifetime Books. The shareholder took possession of all assets of Lifetime Books via a judgment lien certificate.

Lifetime Books is a publishing house with more than 1,500 titles. Lifetime Books purchases or licenses manuscripts from authors or from other publishers, and then prints and sells them through bookstores such as Barnes and Noble and Amazon.com.

As of December 31, 2006, the Company recorded an impairment loss of $231,195, writing down the value of the manuscripts to $-0-.

3.     PROPERTY AND EQUIPMENT

December 31, 2006
Equipment	$1,704
Less: Accumulated Depreciation	284
$1,420
Depreciation expense for the period October 20, 2006 (Date of Formation) through December 31, 2006, amounted to $284.

4.     LOAN FROM STOCKHOLDER

As of December 31, 2006, the loan from stockholder is due Herbert Becker, the Company’s Chief Executive Officer and Director, in the amount of $30,193. The loan bears interest at 5% and interest expense for the period October 20, 2006 (date of formation) through December 31, 2006 amounted to $252 and is included in accrued expenses. The loan is due on demand.

5.     STOCKHOLDERS’ EQUITY

The Company is authorized to issue unlimited no par value common stock. As of December 31, 2006, 422,450,000 common shares are outstanding. All the outstanding common stock is fully-paid and non-assessable.

PART III

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Barclay Road, Inc.

By: /s/ Herbert L. Becker
Herbert L. Becker
Chief Executive Officer